Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the inclusion in this Registration Statement of China Commercial Credit, Inc. on Form S-1Amendment #1 Registration No. 333-189186 of our report dated April 22, 2013, with respect to our audits of the consolidated financial statements of China Commercial Credit Inc. as of December 31, 2012 and 2011, and the for the years then ended December 31, 2012 and 2011, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading "Experts" and "selected financial data" in such Prospectus.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP
New York, New York
June 26, 2013

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